EXHIBIT 10.1

Audit Committee

Grant Date

Grantee

Address

City, State Zip

Re:                               Grant of Restricted Units

Dear:

I am pleased to inform you that your existing grant (the “Prior Grant”) of Restricted Units under the Company’s 1998 Long-Term Incentive Plan (the “Plan”) is hereby supplemented with an additional grant of 5,000 Restricted Units (10,000 total).  The terms and conditions of this grant are as set forth below.

1.                     Subject to the further provisions of this Agreement, the Restricted Units granted by this letter shall vest (become payable in the form of one Common Unit of Plains All American Pipeline, L.P. for each Restricted Unit) as follows: 1,250 Restricted Units will vest on August 31, 2006; thereafter, 1,250 units (in addition to units vesting under the Prior Grant) will vest annually on the August Distribution Date.

2.                     As of each vesting date, for so long as your service on the Board of Directors is not terminated, you shall automatically receive a grant, evidenced hereby, of an additional 1,250 Restricted Units, such that the total outstanding Restricted Units granted by this letter shall remain 5,000 (in addition to the Prior Grant).

3.                     In the event that (i) you voluntarily terminate your service on the Board of Directors (other than for Retirement) or (ii) your service on the Board of Directors is terminated by the Members for Good Cause, all unvested Restricted Units shall be forfeited as of the date service terminates.  All unvested Restricted Units shall also be forfeited upon any intentional change in status that compromises your classification as an “independent director” as such phrase is used in applicable NYSE listing requirements and the Partnership Agreement (as defined below).  Examples of intentional change in status would include accepting a position as an officer of a company with which the Partnership conducts business in amounts that exceed NYSE tests for independence or purchasing an interest in the Partnership’s general partner.  Examples that would not involve an intentional change in status would include a change in the applicable rules that results in a change of status.

4.                     In the event your service on the Board of Directors is terminated for any reason other than as described in paragraph 3 above, including without limitation because of your death, disability (as determined in good faith by the Board) or Retirement, all unvested Restricted Units shall immediately become nonforfeitable, and shall vest in full as of the next vesting date.

5.                     In the event of a vesting under paragraph 4 above, the provisions of paragraph 2 above shall no longer be operative.

For the purposes of this Agreement, the Members shall have “Good Cause” to remove or fail to reelect you as a Director only upon (i) your willful engaging in gross misconduct, including without limitation any willful breach of your fiduciary duties, (ii) your violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), or (iii) your nonappealable conviction of a felony involving moral turpitude.  For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company or the Partnership or otherwise likely to result in no material injury thereto.  Notwithstanding the foregoing, any removal of or failure to reelect you shall not be deemed to have been for Good Cause unless and until you receive a copy of a resolution, duly adopted by the affirmative vote of the Board of Directors at a meeting duly called and held for that purpose, finding that in the good faith opinion of the Board of Directors, “Good Cause” exists as described above in clause (i), (ii) or (iii) and specifying the particulars thereof in detail.

As used herein, the phrase “Distribution Date” means the date, in any given month and year, on which the Partnership pays a quarterly distribution.  The “Company” refers to Plains All American GP LLC.  The “Partnership” refers to Plains All American Pipeline, L.P.  The term “Retirement” means you no longer serve as an officer or director of any public company and have retired from full-time employment.  The term “Members” means the owners of the Company in their capacity as members thereof.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”). By signing below, you agree that the Restricted Units granted hereunder are governed by the terms of the Plan.   Copies of the Plan and the Partnership Agreement are available upon request.  Please execute and return this Agreement to me.  The attached copy of this Agreement is for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.
		By:	PLAINS AAP, L.P.
		By:	PLAINS ALL AMERICAN GP LLC
By:
		Name:	Tim Moore
		Title:	Vice President & General Counsel

First Name Last Name
SSN:	SSN
Dated: